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                                                                 Exhibit 3.06.02

                                                                Office Use Only:

                                                 ------------------------------
[GRAPHIC]      DEAN HELLER                               Certificate of
               Secretary of State                          Correction
                                                  (PURSUANT TO NRS 78.0295 and
                                                             80.007)
                                                 ------------------------------
               101 North Carson Street, Suite 3
               Carson City, Nevada 79701-4786
               (775) 684-5708

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            Important: Read attached instructions before completing.

                           Certificate of Correction
               (Pursuant to NRS 78, 80, 81, 82, 86, 88, 88A & 89)
                             - Remit in Duplicate -

1. The name of the entity for which correction is being made:

   eUniverse, Inc.
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2. Description of the original document for which correction is being made:

   First Amendment to Designation of Stock of eUniverse, Inc. f/k/a Motorcycle Centers of America, Inc. and First Amended and Restated Certificate of Designation of Series A 6% Convertible Preferred Stock of eUniverse, Inc.

3. Filing date of the original document: June 6, 2000
                                        --------------

4. Description of the inaccuracy or defect:

   Paragraph number 2 contains typographical errors (i) stating that the authorized number of shares of preferred stock is fifteen million (15,000,000) and that the par value is $.001 per share; and (ii) referring to the Company's "articles of incorporation" as "certificate of incorporation."

   The first paragraph of the resolutions contains typographical errors stating that the authorized number of shares of preferred stock is fifteen million (15,000,000) and that the par value is $.001 per share.

   Section number 1 of the resolutions contains a typographical error stating that the par value is $.001 per share.

5. Correction of the inaccuracy or defect.

   "2. The Articles of Incorporation of the Company authorize the issuance of forty million (40,000,000) shares of preferred stock, $.10 par value per share ("Preferred Stock"), and expressly vest in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued."

   "RESOLVED, that ten million (10,000,000) of the forty million (40,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A 6% Convertible Preferred Stock, $.10 par value per share, and shall possess the rights and preferences set forth below:"

   "Section 1. Designation and Amount. The shares of such series shall have a par value of $.10 per share and shall be designated as Series A 6% Convertible Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be ten million (10,000,000). The Series A Preferred Stock shall be offered at a purchase price of Three Dollars and Sixty Cents ($3.60) per share (the "Original Series A Issue Price"), with a six percent (6%) per annum accretion rate as set forth herein."

6. Signature:

   /s/ Christopher S. Lipp        Secretary, VP & General Counsel       12/27/01
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   Authorized Signature           Title*                                Date

*If entity is a Corporation, it must be signed by an Officer; a Limited-Liability Company, by a manager or managing members; a Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee. IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.